MASTER SERVICES AGREEMENT

This Agreement, dated June 1, 2018 is between Cornerstone Strategic Value Fund, Inc. (the “Corporation”), a Maryland corporation, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background

The Corporation is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Ultimus perform certain services for it. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Corporation retains Ultimus to act as the service provider for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[ ]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Corporation who are affiliated persons of Ultimus, except when such person is serving as the Corporations’ chief compliance officer.

2.2.	The Corporation assumes and shall pay or cause to be paid all other expenses of the Corporation not otherwise allocated under this Section 2, including, without limitation, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, Form N-2, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of Ultimus or the investment adviser(s) to the Corporation, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Corporation.

3.	Compensation

3.1.	The Corporation shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar months’ worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Corporation shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.	In the event that any fees are disputed, the Corporation shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Corporation documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Corporation agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including without limitation the following:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Corporation’s Board of Directors (the “Board”) or any Committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Corporation;

4.3.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Corporation, the Corporation’s investment adviser(s) or custodian, counsel for the Corporation or a Fund, counsel for the Corporation’s independent Directors, the Directors independent accountants, dealers or others as required for Ultimus to perform the Services;
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4.4	The cost of obtaining primary and secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

4.5.	The cost of electronic or other methods of storing records and materials;

4.6.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Corporation;

4.7.	Any expenses Ultimus shall incur at the direction of a director of the Corporation thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Corporation for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.9.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

5.2.	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Corporation.

B.	Ultimus agrees to provide the Client Records of the Corporation upon reasonable request, and to make such books and records available for inspection by the Corporation, or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Corporation, at the expense of the Corporation, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Corporation or, upon the written request of the Corporation, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Corporation with copies as soon as reasonably practical after the termination.
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5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Corporation of such request(s) so that the Corporation may seek an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services with prior written notice to the Corporation; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first written above (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum (collectively with the Agreement Effective Date, the “Addendum Effective Date”).

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of one year from the date first written above (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	After the Initial Term, this agreement may be terminated without penalty by either of the parties upon sixty (60) days prior written notice.

B.	Termination for Good Cause. During the Initial Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;
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(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

C.	Final Payment. Any unpaid compensation and reimbursement of expenses is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

D.	Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Corporation to effect a prompt transition to a new service provider selected by the Corporation. Ultimus shall be entitled to collect from the Corporation, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Corporation or its designees the Corporation’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties.

E.	Liquidation. Upon termination of this Agreement due to the liquidation of the Corporation or a Fund, Ultimus shall be entitled to collect from the Corporation, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Corporation or its designees the Corporation’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Funds or Classes of Shares

As of the effective date of the Agreement, Section 9 is not applicable, however, in the event that the Corporation establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to the Agreement by a signed Amendment as mutually agreed upon by the parties.

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10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Corporation (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Corporation for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Corporation’s approved third-party pricing service(s) or the investment adviser(s) to the Corporation for the purpose of valuing a Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control; and

(5)	any error, action or omission by the Corporation or other past or current service provider.

B.	Ultimus may apply to the Corporation at any time for instructions and may consult with counsel for the Corporation, counsel for the Corporation’s independent Directors, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion

C.	A copy of the Corporation’s Articles of Incorporation is on file with the Secretary of the State of Maryland, and notice is hereby given that this instrument is executed on behalf of the Corporation and not the Directors individually and that the obligations of this instrument are not binding upon any of the Directors, officers or shareholders individually but are binding only upon the assets and property of the Corporation and Ultimus shall look only to the assets of the Corporation, for the satisfaction of such obligations.
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D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Corporation, the Corporation’s investment adviser or any of the Corporation’s other service providers until receipt of written notice thereof from the Corporation. As used in this Agreement, the term “investment adviser” includes all sub-advisers or person performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Corporation including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Corporation to the portfolio investments as set forth in the Form N-2. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Corporation agrees to limit Ultimus’ liability for the Corporation’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12- month period or, if the Agreement is in effect for less than a year at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its directors, officers, employees, and other agents (collectively, the “lndemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of(1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Corporation shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.
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C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within Ultimus’ reasonable control) failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.
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(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Corporation. The Corporation represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of April 30, 2018, the Corporation has 44,446,853 shares authorized and outstanding, and (2) no shares of the Corporation will be offered to the public until the Corporations registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act has been declared or becomes effective.

(B)	It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Corporation to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Corporation as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(C)	To the knowledge of the Corporation, the Corporation’s s Agreement and Articles of Incorporation (the “Articles of Incorporation”), Bylaws and registration statement and the Corporation’s Form N-2 are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)	Each of the employees of Ultimus that serve or has served at any time as a director of the Corporation, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Corporation’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Corporation’s Articles of Incorporation and Bylaws regarding indemnification of its directors. The Corporation shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be cancelled or terminated.

(E)	Any director of the Corporation shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Corporation (an “Authorized Person”) (unless such authority is limited in a writing from the Corporation and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.
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13.	Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.	Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

13.3.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided By The Corporation

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Corporation will furnish to Ultimus the following:

(A)	copies of the Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Corporations Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Corporation to execute and deliver this Agreement and authorization for specified officers of the Corporation to instruct Ultimus thereunder;

(D)	a list of all of the officers of the Corporation, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Corporation’s registration statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

(F)	the Corporation’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(G)	an accurate current list of shareholders of each existing series of the Corporation, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;
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(H)	copies of the current investment advisory agreement;

(I)	contact information for the Corporation’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(J)	a copy of procedures adopted by the Corporation in accordance with Rule 38a-1 under the 1940 Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Corporation will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Corporation assumes full responsibility for the preparation, contents, and distribution of each Form N-2 and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Corporation, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.	Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Corporation. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).
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16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of the Agreement.

17.	Press Release

Within the first 60 days of the Agreement Effective Date, the Corporation agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Corporation’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Corporation.

18.	Non-Exclusivity

The services of Ultimus rendered to the Corporation are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a director, officer or employee of the Corporation, or persons who are otherwise affiliated persons of the Corporation to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

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19.	Arbitration

In the event of a dispute between or among the parties relating to or arising out of this Agreement or the relationship of the parties, the parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedures adopted by the American Association of Arbitration under the Commercial Arbitration Procedures then in effect. The parties further agree that any contract, agreement or understanding between a party and its designees shall contain a provision binding the designee to the terms of this Arbitration Provision.

19.1.	Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedures adopted by the American Association of Arbitration under the Commercial Arbitration Procedures then in effect. In the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

19.2.	If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedures adopted by the American Association of Arbitration under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

19.3.	The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including attorney’s fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

19.4.	Nothing in this Section 19 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

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20.1.	lf to the Corporation:

 Mr. Ralph Bradshaw

 Cornerstone Advisors, Inc.

1075 Hendersonville Road, Suite 250

 Asheville, NC 28803

 Email: rbradshaw@cornerstoneadv.com

20.2.	lf to Ultimus:

 Ultimus Fund Solutions, LLC

 Attn: Director of Fund Administration

 225 Pictoria Drive, Suite 450

 Cincinnati, Ohio 45246

 Facsimile: (513) 587-3437

 E-mail: FundAdmin@ultimusfundsolutions.com

21.	General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Corporation because of reorganization, recapitalization, or change of domicile.

(C)	Unless the Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides to the Corporation at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.
Cornerstone Ultimus Master Services Agreement [__________], 20[___]	Page 14 of 16

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

21.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Cornerstone Ultimus Master Services Agreement [__________], 20[___]	Page 15 of 16

The parties duly executed this Agreement as of 6/1/2018.

Cornerstone Strategic Value Fund, Inc.	Ultimus Fund Solutions, LLC

By:	By:
Name: Ralph W. Bradshaw	Name: Gary Tenkman
Title: President	Title: President

Cornerstone Ultimus Master Services Agreement [__________], 20[___]	Page 16 of 16

Fund Accounting Addendum

For

Cornerstone Strategic Value Fund

This Fund Accounting Addendum, dated June 1, 2018, is between

Cornerstone Strategic Value Fund, Inc. (the “Corporation”), and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily in accordance with the registration statement:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the investment adviser or its designee, as approved by the Corporation’s Board of Directors (hereafter referred to as “Board”);

1.3.	verify and reconcile with the custodian cash and all daily activity;

1.4.	compute, as appropriate, net income and realized capital gains, dividend payables

1.5.	review the periodic net asset value calculation and dividend factor (if any) prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values to NASDAQ and such other entities as directed by the Corporation;

1.6.	determine unrealized appreciation and depreciation securities held by the Corporation;

1.7.	accrue income of the Corporation;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Corporation;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from the Corporation or its authorized agents on the industry standard T+1 basis;

1.11.	calculate expenses;

1.12.	accrue expenses of the Corporation;

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with the Corporation’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.	prepare and maintain the following records upon receipt of information in proper form from the Corporation or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.18.	provide accounting information to the Corporation’s independent registered public accounting firm in preparation of the Corporation’s tax returns; and

1.19.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, the Corporation’s independent public accountants in connection with any audit or the preparation of any report requested by the Corporation.

2.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services.

2.1.	Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Corporation’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Corporate Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Corporation’s reports with the SEC on Forms N-CEN, N-PORT, and N-CSR;

(C)	registration statements and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

(E)	annual audit by the Corporation’s independent accountants; and

(F)	examinations performed by the SEC.
Cornerstone Fund Accounting Addendum Date	Page 2 of 4

(G)	the Corporation’s quarterly and annual reports with the SEC

2.3.	Other Services

(A)	as appropriate, compute the Corporation’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3.	Special Reports and Services

3.1.	Ultimus may provide additional special reports upon the request of the Corporation’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.	Ultimus may provide such other similar services as may be reasonably requested by the Corporation, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Corporation does not conflict with or violate any requirements of its Agreement and Articles of Incorporation or then current registration statement, or any rule, regulation or requirement of any regulatory body.

4.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice. It is important that the Corporation or a Fund consult a professional tax advisor regarding its individual tax situation.

5.	Forms N-CEN and N-PORT

5.1	If Ultimus also provides fund administration to the Corporation, Ultimus will prepare and file with the SEC the reports on Forms N-CEN and N-PORT.

5.2	If Ultimus does not provide fund administration to the Corporation, Ultimus will provide the fund administrator with accounting information for Forms N-CEN and N-PORT.

Signatures are located on the next page.

Cornerstone Fund Accounting Addendum Date	Page 3 of 4

The parties duly executed this Fund Accounting Addendum as of 6/1/2018.

	Cornerstone Strategic Value Fund, Inc.		Ultimus Fund Solutions, LLC

By:		By:
Name:	Ralph W. Bradshaw	Name:	Gary Tenkman
Title:	President	Title:	President

Cornerstone Fund Accounting Addendum Date	Page 4 of 4

Fund Accounting & Fund Administration Fee Letter

For

Cornerstone Strategic Value Fund

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Cornerstone Strategic Value Fund Inc., (the “Corporation”), pursuant to the Master Services Agreement, dated June 1, 2018, the Fund Accounting Addendum, dated June 1, 2018, and the Fund Administration Addendum dated June 1, 2018.

1.	Fees

For the Fund Accounting & Fund Administration Services provided under the Fund Accounting & Fund Administration Addendums, Ultimus shall be entitled to receive a fee from the Corporation on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed as follows:

1.1.	Base fee per year of $60,000

plus

1.2.	An Asset based fee of:

Up to $250 million	0.05%
$250 million to $1 billion	0.04%
$1 billion to $2 billion	0.03%
In excess of $2 billion	0.02%

1.3.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $500 per month per manager.

1.4.	Forms N-CEN and N-PORT

A.	Beginning on June 1, 2018, the Corporation agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-l under the 1940 Act.

B.	The Corporation agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Form N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Corporation’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Corporation’s compliance date for Form N-PORT. In addition, the Corporation agrees to pay Ultimus an annual fee, beginning on the compliance date for Form N-PORT, of $6,000.

1.5.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Corporation agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Corporation’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

2.1.	In addition to the above fees, the Corporation will reimburse Ultimus for the costs of the daily portfolio-price-quotation services utilized by the Corporation. The Corporation will reimburse Ultimus for certain out-of-pocket expenses incurred on the Corporation’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Corporation or its investment adviser. The Corporation will be responsible for its normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Corporation’s public documents, and fees and expenses of the Corporation’s other vendors and providers.

2.2.	In addition, the Corporation will also reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

4.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Corporation by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI–U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[Cornerstone] Fund Accounting & Fund Administration Fee Letter

The parties duly executed this Fund Accounting & Fund Administration Fee Letter dated 6/1/2018.

	Cornerstone Strategic Value Fund, Inc.		Ultimus Fund Solutions, LLC

By:		By:
Name:	Ralph W. Bradshaw	Name:	Gary Tenkman
Title:	President	Title:	President and Managing Director

[Cornerstone] Fund Accounting & Fund Administration Fee Letter

Fund Administration Addendum
For

Cornerstone Strategic Value Fund

This Addendum, dated June 1, 2018, is between Cornerstone Strategic Value Fund Inc., (the “Corporation”), and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Corporation with regulatory reporting services, including:

1.1.	assist Corporation counsel, as requested, in preparation and filing of updates to the Corporation’s registration statement on Form N-2, provided that such updates are deemed necessary by the Corporation’s counsel.

1.2.	prepare and file with the SEC (i) the reports for the Corporation on Forms N-CSR, N-Q or N-PORT and N-SAR or Form N-CEN, and (ii) file Form N-PX, as prepared by the Corporation; and

1.3.	prepare such reports, notice filing forms and other documents (including reports regarding the sale of shares of the Corporation as may be required in order to comply with federal securities law) as may be necessary or desirable to make notice filings relating to the Corporation’s shares with federal securities authorities, and

1.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Corporation.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Corporation’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, notices and other reports to Corporation shareholders.

3.	Corporate Governance

 Ultimus shall provide the following services to the Corporation:

3.1.	provide individuals reasonably acceptable to the Corporation’s Board of Directors (the “Board”) to serve as officers of the Corporation, who will be responsible for the management of certain of the Corporation’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Corporation in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board; and

3.3.	coordinate meetings of, prepare materials for, attend and write minutes of the Board’s quarterly meetings.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Corporation; and shall provide such other services as the Corporation may reasonably request that Ultimus perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Corporation with, among others, the Corporation’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.	assist the Corporation’s investment adviser(s) and the Corporation’s Chief Compliance Officer in monitoring the Corporation for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Corporation’s or any Fund’s then current registration statement;

4.3.	perform all reasonable and customary administrative services and functions of the Corporation to the extent such administrative services and functions are not provided to the Corporation by other agents of the Corporation, including providing support for regulatory examinations;

4.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Corporation, as the Corporation and Ultimus shall determine desirable;

4.5.	prepare and maintain the Corporation’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its periodic net asset value;

4.6.	prepare, or cause to be prepared, expense and financial reports, including budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.7.	assist the Corporation’s independent registered public accounting firms with the preparation and filing of the Corporation’s tax returns;

4.8.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for each Fund, if applicable;

4.9.	advise the Corporation and its Board on matters concerning the Corporation and its affairs including making recommendations regarding dividends and distributions;

4.10.	administer all disbursements; and

4.11.	upon request, assist in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers.

4.12.	set up an adequate telephone message system to receive shareholder calls, as mutually agreed upon by the parties

4.13.	manage the process with respect to the annual shareholder meeting. Specifically working with the other service providers and the investment adviser on the proxy statement.

4.14.	Provide reporting and support to the CCO as mutually agreed upon by the parties

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Corporation does not conflict with or violate any requirements of its Agreement and Articles of Incorporation or then current registration statement, or any rule, regulation or requirement of any regulatory body.

Cornerstone Fund Administration Addendum	Page 2 of 3

5.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Corporation or a Fund consult a professional tax advisor regarding its individual tax situation.

6.	Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not be obligated to provide legal representation to the Corporation, including through the use of attorneys that are employees of Ultimus. The Corporation acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Corporation to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Corporation’s behalf. The Corporation acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Corporation, any information provided to Ultimus attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

The parties duly executed this Fund Administration Addendum as of 6/1/2018.

	Cornerstone Strategic Value Fund, Inc.		Ultimus Fund Solutions, LLC

By:		By:
Name:	Ralph W. Bradshaw	Name:	Gary Tenkman
Title:	President	Title:	President

Cornerstone Fund Administration Addendum	Page 3 of 3

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